Exhibit 99.1

Semler Scientific® Reports Fourth Quarter and Full Year 2024 Financial Results with a BTC Yield of 107% since July 1, 2024; Now holds 3,192 BTC

Santa Clara, CA – February 18, 2025 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today reported financial results for the fourth quarter and year ended December 31, 2024.

“We are again pleased to report strong performance from our healthcare business with income from operations of $20.9 million for the full year 2024,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “While we continue to support innovation and growth in our healthcare business, our main use of cash is to acquire and hold bitcoin.”

“2024 was a transformative year for Semler Scientific as we embraced a bitcoin treasury strategy to maximize stockholder value,” said Eric Semler, chairman of Semler Scientific. “Through a disciplined and accretive approach, we have acquired 3,192 bitcoins, which are now valued at approximately $300 million. Since launching this strategy in May 2024, our market capitalization has increased more than 200%. We have unwavering confidence in bitcoin’s long-term potential and view it as digital gold. With this conviction, we remain committed to significantly expanding our bitcoin holdings.”

BITCOIN TREASURY HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

●	“BTC Yield” KPI: For the year ended December 31, 2024, Semler Scientific’s BTC Yield was 107%. BTC Yield is a key performance indicator (KPI) that Semler Scientific uses to help assess the performance of its strategy of acquiring bitcoin in a manner it believes is accretive to stockholders. See “Important Information about BTC Yield KPI” in this press release for the definition of BTC Yield and how it is calculated.
●	Digital Assets: As of December 31, 2024, Semler Scientific held 2,298 bitcoins with a fair value of $214.6 million, which reflects a cumulative increase in fair value of $24.9 million. During the year ended December 31, 2024, Semler Scientific purchased 2,298 bitcoins for an aggregate cost of $189.7 million. Subsequently through February 14, 2025, Semler Scientific purchased an additional 894 bitcoins for an aggregate cost of $90.7 million. Semler Scientific’s total holdings as of February 14, 2025 are 3,192 bitcoins for an aggregate purchase amount of $280.4 million from operating cashflow, monetization of a portion of its minority interest in Monarch Medical Technologies, LLC, as well as proceeds from its ATM and senior convertible notes offerings. All purchase amounts include fees and expenses.
●	At-the-Market Equity Offering Program: Semler Scientific entered into a Controlled Equity Offeringsm Sales Agreement (the Sales Agreement) with Cantor Fitzgerald & Co., pursuant to which it may issue and sell from time to time up to $150.0 million of its common stock in an at-the-market (ATM) offering. As of December 31, 2024, Semler Scientific had sold an aggregate of 2,197,988 shares under the Sales Agreement for aggregate net proceeds (less sales commissions) of approximately $119.6 million.
●	Issuance of 4.25% Convertible Notes due 2030: In January 2025, Semler Scientific issued $100.0 million aggregate principal amount of 4.25% Convertible Senior Notes due 2030 (the Notes), including the exercise in full of the initial purchasers’ option to purchase up to an additional $15.0 million principal amount of the Notes.

The Notes have an initial conversion price of approximately $76.44 per share of common stock. At the same time, Semler Scientific entered into capped call transactions in connection with the notes with an initial cap price of approximately $107.01 per share of common stock.

FINANCIAL RESULTS

For the year ended December 31, 2024, compared to the corresponding period of 2023, Semler Scientific reported:

●	Revenues of $56.3 million, a decrease of $11.9 million, or 17%, compared to $68.2 million.
●	Cost of revenues of $4.8 million, a decrease of $2.2 million or 32% compared to $7.0 million. Cost of revenues for the full year ended December 31, 2023 includes a $2.5 million write-off of prepaid software licenses for Insulin Insights.
●	Total operating expenses, which includes cost of revenues, of $35.4 million, a decrease of $10.5 million, or 23%, compared to $45.9 million.
●	Income from operations of $20.9 million, a decrease of $1.4 million, or 6%, compared to $22.3 million.
●	Pre-tax income of $47.9 million (which includes an unrealized gain from the change in fair value of Semler Scientific’s bitcoin holdings of $24.9 million), an increase of $23.8 million, or 99%, compared to $24.1 million.
●	Income tax expense of $7.0 million, or an effective tax rate of 15%, compared to $3.5 million, or an effective tax rate of 15%.
●	Net income of $40.9 million, or $5.66 per basic share and $5.13 per diluted share, an increase of $20.3 million, or 99%, compared to $20.6 million, or $3.06 per basic share and $2.63 per diluted share.

Semler Scientific’s two largest customers (including their affiliates) comprised 43% and 28% of full year revenues in 2024, respectively, and 36% and 35% of full year revenues in 2023, respectively.

For the fourth quarter ended December 31, 2024, compared to the corresponding period of 2023, Semler Scientific reported:

●	Revenues of $12.4 million, a decrease of $2.7 million, or 18%, compared to $15.1 million.
●	Cost of revenues of $1.1 million, a decrease of $2.3 million, or 67%, compared to $3.4 million. Cost of revenues for the fourth quarter ended December 31, 2023 includes a $2.5 million write-off of prepaid software licenses for Insulin Insights.
●	Total operating expenses, which include cost of revenues, of $8.9 million, a decrease of $3.6 million, or 29%, compared to $12.5 million.
●	Income from operations of $3.5 million, an increase of $1.0 million, or 40%, compared to $2.5 million.
●	Pre-tax income of $32.6 million (which includes an unrealized gain from the change in fair value of Semler Scientific’s bitcoin holdings of $28.8 million), an increase of $29.8 million, or 1,058%, compared to $2.8 million.
●	Income tax expense of $3.4 million, or an effective tax rate of 10%, compared to income tax benefit of $1.4 million, or an effective tax benefit of 50%.
●	Net income of $29.2 million or $3.64 per basic share and $3.41 per diluted share, an increase of $25.0 million, or 592%, compared to net income of $4.2 million, or $0.62 per basic share and $0.55 per diluted share.

Semler Scientific’s two largest customers (including their affiliates) comprised 39% and 31% of fourth quarter revenues in 2024, respectively, and its three largest customers comprised 37%, 32% and 11% of fourth quarter 2023 revenues, respectively.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the fourth quarter and year ended December 31, 2024, as well as provide a business update on Semler Scientific’s strategies for the near-term future. Questions can be submitted prior to the start of the call to ir@semlerscientific.com.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10196221/fe5ab5166e. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
	Unaudited	Unaudited
Revenues	$12,413	$15,056	$56,294	$68,184
Operating expenses:
Cost of revenues	1,102	3,384	4,759	6,984
Engineering and product development	1,028	1,207	4,792	5,773
Sales and marketing	2,971	4,546	13,078	18,147
General and administrative	3,770	3,262	12,732	14,290
Strategic streamlining	—	135	—	734
Total operating expenses	8,871	12,534	35,361	45,928
Income from operations	3,542	2,522	20,933	22,256
Interest and dividend income, net	179	699	1,877	2,471
Impairment of investments	—	(337)	—	(337)
Change in fair value of notes held for investment	—	(90)	128	(307)
Change in fair value of digital assets	28,850	—	24,933	—
Other income	5	20	13	17
Other income, net	29,034	292	26,951	1,844
Pre-tax income	32,576	2,814	47,884	24,100
Income tax provision	3,370	(1,407)	6,985	3,517
Net income	$29,206	$4,221	$40,899	$20,583
Net income per share, basic	$3.64	$0.62	$5.66	$3.06
Weighted average number of shares used in computing basic net income per share	8,033,757	6,804,998	7,228,961	6,732,806
Net income per share, diluted	$3.41	$0.55	$5.13	$2.63
Weighted average number of shares used in computing diluted net income per share	8,566,619	7,734,263	7,980,118	7,819,159

Semler Scientific, Inc.

Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$8,819	$57,200
Restricted cash	133	132
Trade accounts receivable, net of allowance for credit losses of $199 and $287, respectively	4,378	6,125
Short-term notes held for investment	6,100	—
Inventory, net	358	445
Prepaid expenses and other current assets	2,900	2,042
Total current assets	22,688	65,944
Assets for lease, net	1,423	2,285
Property and equipment, net	487	720
Long-term investments	512	512
Notes held for investment	—	5,372
Intangible digital assets	214,633	—
Other non-current assets	85	270
Deferred tax assets	—	2,962
Total assets	$239,828	$78,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$140	$402
Accrued expenses	5,173	4,502
Deferred revenue	774	1,120
Other short-term liabilities	226	176
Total current liabilities	6,313	6,200

Long-term liabilities:
Deferred tax liability	2,765	—
Other long-term liabilities	—	70
Total long-term liabilities	2,765	70
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,770,908 and 7,099,441 shares issued, and 9,556,486 and 6,885,019 shares outstanding (treasury shares of 214,422 and 214,422), respectively	9	7
Additional paid-in capital	130,039	11,985
Retained earnings	100,702	59,803
Total stockholders’ equity	230,750	71,795

Total liabilities and stockholders’ equity	$239,828	$78,065

Semler Scientific, Inc.

Statements of Cash Flows

(In thousands of U.S. Dollars)

	For the year ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,899	$20,583

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	579	599
Deferred tax expense (income)	5,727	(664)
Loss on disposal of assets for lease	298	369
Write off of prepaid software licenses	—	2,476
Gain on short-term investments	—	(151)
Allowance for credit losses	(88)	268
Change in fair value of notes held for investment	(128)	307
Change in fair value of digital assets	(24,933)	—
Stock-based compensation	862	944
Impairment of long-term investments	—	337
Changes in Operating Assets and Liabilities:
Trade accounts receivable	1,844	(2,508)
Inventory	88	24
Prepaid expenses and other current assets	(865)	(603)
Other non-current assets	85	96
Accounts payable	(262)	(433)
Accrued expenses	671	(246)
Other current and non-current liabilities	(367)	(68)
Net Cash Provided by Operating Activities	24,410	21,330

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(51)	(345)
Purchase of notes held for investment	(500)	(1,000)
Purchase of digital assets	(189,700)	—
Proceeds from maturities of short-term investments	—	78,093
Purchase of short-term investments	—	(57,869)
Proceeds from sale (purchase) of assets for lease	269	(483)
Net Cash (Used in) Provided by Investing Activities	(189,982)	18,396

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	119,602	—
Taxes paid related to net settlement of equity awards	(874)	(3,510)
Common stock warrants acquired	—	(1,949)
Stock issuance expenses	(3,000)	—
Proceeds from exercise of stock options	1,464	51
Net Cash Provided by (Used in) Financing Activities	117,192	(5,408)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,380)	34,318
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	57,332	23,014
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$8,952	$57,332
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$2,260	$4,060

Semler Scientific, Inc.

Digital Assets- Additional Information

Rollforward of bitcoin holdings

(in thousands of us dollars, except bitcoin held and price per bitcoin)

	Source of					Approximate
	Capital					Average
	Used to					Purchase
	Purchase	Digital Assets	Change in	Digital Assets	Approximate	Price Per
	Bitcoin	at Cost	Fair Value	at Fair Value	Bitcoin Held	Bitcoin (in $)
Balance as of December 31, 2023		$—	$—	$—	—	$—
Digital assets purchased		—	—	—	—	—
Balance as of March 31, 2024		—	—	—	—	—
Digital assets purchased	(a)	60,000	—	60,000	877	68,436
Change in fair value of the digital assets		—	(5,055)	(5,055)	—	—
Balance as of June 30, 2024		$60,000	$(5,055)	$54,945	877	$68,436
Digital assets purchased	(b)	8,400	—	8,400	141	59,372
Change in fair value of the digital assets		—	1,137	1,137	—	—
Balance as of September 30, 2024		$68,400	$(3,918)	$64,482	1,018	$59,372
Digital assets purchased	(b)	121,300	—	121,300	1,280	94,755
Change in fair value of the digital assets		—	28,851	28,851	—	—
Balance as of December 31, 2024		$189,700	$24,933	$214,633	2,298	$82,538

(a)	Cash from operations
(b)	Cash from operations and proceeds from ATM offering.

Important Information about BTC Yield Key Performance Indicator (KPI)

Semler Scientific uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner Semler Scientific believes is accretive to stockholders. Semler Scientific believes this KPI can be used to supplement an investor’s understanding of Semler Scientific’s decision to fund the purchase of bitcoin by issuing additional shares of its common stock. When Semler Scientific uses this KPI, management also takes into account the various limitations of this metric.

BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between Semler Scientific’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of Semler Scientific’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed exercise of all outstanding stock option awards. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions or the exercise price of any stock option awards.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. In particular, BTC Yield is not equivalent to a “yield” in the traditional financial context. It is not a measure of the return on investment Semler Scientific’s stockholders may have achieved historically or can achieve in the future by purchasing stock of Semler Scientific, or a measure of income generated by Semler Scientific’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of Semler Scientific’s common stock is informed by numerous factors in addition to the amount of bitcoins Semler Scientific holds and number of actual or potential shares of its stock outstanding. As a result, the market value of Semler Scientific’s shares may trade at a discount or a premium relative to the market value of the bitcoin Semler Scientific holds. BTC Yield is not indicative nor predictive of the trading price of Semler Scientific’s shares of common stock. As noted above, this KPI is narrow in its purpose and is used by management to assist in assessing whether Semler Scientific is using equity capital in a manner accretive to stockholders solely as it pertains to its bitcoin holdings.

In calculating this KPI, Semler Scientific does not take into account the source of capital used for the acquisition of its bitcoin. Semler Scientific notes in particular, it has acquired bitcoin using cash flow from operations, as well as proceeds from the sale of shares in the ATM offering and sale of the notes. Accordingly, this metric might overstate or understate the accretive nature of Semler Scientific’s use of equity capital to buy bitcoin because not all bitcoin may be acquired using proceeds of equity and debt offerings and not all issuances of equity may involve the acquisition of bitcoin.

Semler Scientific’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

Semler Scientific has historically not paid dividends on its shares of common stock, and by presenting this KPI, Semler Scientific makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the bitcoin Semler Scientific holds.

Investors should rely on the financial statements and other disclosures contained in Semler Scientific’s SEC filings. This KPI is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted Bitcoin as its primary treasury asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding acquiring and holding bitcoin; as well as innovation and growth in its healthcare business; and sales of securities under the Sales Agreement and other financings to support additional bitcoin purchases including the notes and; seeking a new 510(k) clearance for QuantaFlo with expanded indications; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as risks inherent with investing in bitcoin, including bitcoin's volatility; risk of implementing a new bitcoin treasury strategy; risk that insurance plans and other customers will not continue to license its cardiovascular testing products; risk of changes in the reimbursement landscape for its customers including related to the Centers for Medicare and Medicaid Services (CMS) rate announcement; risk of obtaining a new 510(k) clearance for expanded indications; along with those other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this press release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Semler Scientific, Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.